                                                                     Exhibit 4.2


                    COMPANY STOCKHOLDERS VOTING AGREEMENT

      This COMPANY STOCKHOLDERS VOTING AGREEMENT (the "AGREEMENT"), dated as of this 29th day of June 2001, is entered into by and among BARR LABORATORIES, INC., a New York corporation ("PARENT"), SOLVAY PHARMACEUTICALS, INC., a Georgia corporation ("SOLVAY"), Mr. E. Thomas Arington, Chief Executive Officer and Chairman of the Board of Directors of DURAMED PHARMACEUTICALS, INC., a Delaware corporation (the "COMPANY" and Mr. E. Thomas Arington is hereinafter "ARINGTON"), and those other individuals who are directors of the Company listed on Part A of Schedule I hereto. As used herein, each Solvay, ARINGTON and the individuals listed on Part A of Schedule I hereto shall individually be referred to as a "STOCKHOLDER" and collectively, the "STOCKHOLDERS."

                             W I T N E S S E T H:

      WHEREAS, Parent, Beta Merger Sub I, Inc., a Delaware corporation ("MERGER SUB"), and the Company have entered into an Agreement and Plan of Merger of even date herewith (as the same may be amended from time to time, the "MERGER AGREEMENT"), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, to merge the Merger Sub with and into the Company (the "MERGER");

      WHEREAS, as of the date hereof, each Stockholder is the record or Beneficial Owner (as defined below) of the number of shares (the "SHARES") of common stock, par value $0.01 per share, of the Company (the "COMPANY COMMON STOCK"), set forth next to each such Stockholder's name on Part A of Schedule I hereto; and

      WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that each Stockholder agree, and each Stockholder is willing to agree, to the matters set forth herein.

      NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, the parties hereto agree as follows:

      1. Definitions. Capitalized terms not expressly defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

            (a) "BENEFICIALLY OWN" or "BENEFICIAL OWNERSHIP" with respect to any securities shall mean having voting power with respect to such securities (as determined pursuant to Rule 13d-3(a)(1) under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

            (b) "TERMINATION DATE" shall mean the date of the termination of the Merger Agreement pursuant to the terms thereof.

            2. Voting Agreement. From the date of this Agreement and ending on the first to occur of the Effective Time or the Termination Date, each Stockholder hereby agrees to vote (or cause to be voted) all of such Stockholder's Shares (and any and all securities issued or issuable in respect thereof) which such Stockholder is entitled to vote, at any annual, special or other meeting of the stockholders of the Company, and at any adjournment or adjournments thereof, in favor of the Merger and the transactions contemplated by the Merger Agreement.

      3.    Covenants, Representations and Warranties of the Stockholders and
Parent.

            (a) Each Stockholder hereby represents, warrants and covenants to Parent as follows with respect to itself:

                  (i) Ownership. As of the date of this Agreement, the
            Stockholder is either (A) the record and Beneficial Owner of, or (B) the Beneficial Owner but not the record holder of, the number of issued and outstanding Shares set forth next to such Stockholder's name on Part A of Schedule I hereto and any Options set forth next to such Stockholder's name on Part B of Schedule I hereto. As of the date of this Agreement, the Shares set forth next to such Stockholder's name on Part A of Schedule I hereto constitute all of the issued and outstanding Shares owned of record or Beneficially Owned by the Stockholder. Except as otherwise set forth in Part A to
            Schedule I hereto, the Stockholder has the sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares set forth next to such Stockholder's name on Part A of Schedule I hereto, with no material limitations, qualifications or restrictions on such rights, subject to applicable securities Laws and the terms of this Agreement.

                  (ii) Power; Binding Agreement. The Stockholder has the legal capacity, power and authority to enter into and perform all of the Stockholder's obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and (assuming that this Agreement has been duly and validly executed by the other signatories hereto) constitutes a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, or similar laws of general applicability relating to or affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law)). There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby. If the Stockholder is an individual and married and the Stockholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse, enforceable against such person in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar Laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at Law)).


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
                  (iii) No Encumbrances. Except as required by Section 2 hereof, at all times during the term hereof, all of the Shares will be held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, or by a family member or Affiliate of the Stockholder (subject to the conditions set forth in clause (v) below) free and clear of all Liens.

                  (iv) Restriction on Transfer, Proxies and Non-Interference.
            Except as otherwise contemplated by the Merger Agreement or this Agreement, from and after the date of this Agreement and ending on the first to occur of the Effective Time or the Termination Date, the Stockholder shall not (A) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of (each, a "TRANSFER") any or all of the Shares, or any interest therein, (B) grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares, (C) enter into any agreement or arrangement providing for any of the actions described in clause (A) or (B) above, or (D) take any action that would reasonably be expected to have the effect of preventing or disabling the Stockholder from performing the Stockholder's obligations under this Agreement, unless transferees agree to be bound by the terms of this Agreement.

                  (v) Litigation. There is no action pending, or to the
            Knowledge of the Stockholder, threatened against or affecting the Stockholder, nor is there any judgment, decree, injunction or order of any applicable Governmental Entity or arbitrator outstanding against the Stockholder which would prevent the carrying out of this Agreement or the Merger Agreement or any of the transactions contemplated hereby or thereby, declare unlawful the transactions contemplated hereby or thereby or cause such transactions to be rescinded.

                  (vi) Documents Received. The Stockholder acknowledges receipt of a copy of the Merger Agreement, including all schedules and exhibits thereto.

                  (vii) Further Assurances. From time to time, at Parent's
            request and without further consideration, the Stockholder shall execute and deliver such additional documents as may be reasonably necessary or desirable to consummate and make effective, the transactions contemplated by this Agreement.

            (b) Parent hereby represents, warrants and covenants to the Stockholders as follows:

                  (i) Organization, Standing and Corporate Power. Parent is a
            corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, with full corporate power and authority to own its properties and carry on its business as presently conducted. Parent has the corporate power and authority to enter into and perform all of its obligations


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
            under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming this Agreement is duly and validly executed and delivered by the other signatories hereto) constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered a proceeding in equity or at Law)).

                  (ii) No Conflicts. No filing with, and no permit,
            authorization, consent or approval of, any Person is necessary for the execution of this Agreement by either Parent and the consummation by Parent of the transactions contemplated hereby, except where the failure to obtain such consent, permit, authorization, approval or filing would not interfere with its ability to perform its obligations hereunder, and none of the execution and delivery of this Agreement by Parent, the consummation by Parent of the transactions contemplated hereby or compliance by Parent with any of the provisions hereof shall (A) conflict with or result in any breach of any applicable organizational documents applicable to Parent, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Parent is a party or by which Parent or any of Parent's properties or assets may be bound, (C) require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Entity, or (D) violate any Legal Provision applicable to Parent or any of Parent's properties or assets, in each such case except to the extent that any conflict, breach, default or violation would not interfere with the ability of Parent to perform its obligations hereunder.

                  (iii) Execution, Delivery and Performance by Parent. The
            execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent, and Parent has taken all other actions required by Law and its organizational documents to consummate the transactions contemplated by this Agreement.

      4. Recapitalization; Option Exercise. In the event of a stock dividend or distribution, or any change in the Shares (or any class thereof) by reason of any split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall include, all such stock dividends and distributions and any shares into which or for which any or all of the Shares (or any class thereof) may be changed or exchanged as may be appropriate to reflect such event. The term "Shares" shall also include any shares of Company Common Stock acquired by


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any Stockholder after the date of this Agreement and before the first to occur of the Effective Time or the Termination Date.

      5. Irrevocable Proxy. Each Stockholder hereby grants to, and appoints, Parent, the Secretary of Parent, any Assistant Secretary of Parent and the Chief Financial Officer of Parent, in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to any such office of Parent, and any other designee of Parent, each of them individually, the Stockholder's irrevocable proxy (with full power of substitution) to vote the Stockholder's Shares in favor of the Merger and the transactions contemplated by the Merger Agreement at any meeting of stockholders of the Company or any adjournment thereof. Each Stockholder agrees that such proxy is irrevocable until this Agreement is terminated in accordance with Section 10 hereof and coupled with an interest and will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by the Stockholder with respect to the Shares.

      6.    Information.      Each Stockholder will provide all information
reasonably requested by Parent for inclusion in the Joint Proxy Statement and the Registration Statement.

      7. Stockholder Capacity. No Stockholder makes any agreement or understanding herein in the capacity of a director or officer of the Company. Each Stockholder executes this Agreement solely in such Stockholder's capacity as a record owner and/or Beneficial Owner of the Shares and nothing herein shall limit or affect any actions taken by such Stockholder or any designee of such Stockholder in such Stockholder's capacity, if any, as a director or officer of the Company or any of its Subsidiaries; provided, however, that no such duty as a director or officer of the Company shall excuse any Stockholder from its obligations as a Stockholder to vote the Shares, to the extent that they may be so voted, or otherwise perform any obligation as herein provided and to otherwise comply with the terms and conditions of this Agreement.

      8. Indemnification. Parent shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless each Stockholder against any costs or expenses (including attorneys' fees as provided below), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation by or on behalf of the Company, the Surviving Corporation or any stockholder of the Company asserting any breach by the Stockholder of any fiduciary duty on such Stockholder's part to the Company, the Surviving Corporation or the other stockholders of the Company by reason of the Stockholder entering into this Agreement, for a period of two years after the later of the date hereof and the Effective Date. If a Stockholder seeks indemnification from Parent for any such claim, action, suit, proceeding or investigation (whether arising before or after the termination of this Agreement), (a) Parent shall pay the fees and expenses of one counsel selected by such Stockholder and reasonably acceptable to Parent to represent such Stockholder in connection therewith promptly after statements therefor are received, and (b) Parent will cooperate in the defense of any such matter; provided, however, that Parent shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); provided, further, that in the event that any claim or claims for indemnification under this Section 9 are asserted or made within such two-year period, all rights to indemnification in respect of any such claim or claims shall continue until the final disposition of any and all such


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claims. This Section 9 shall survive until the latest of the following: (i) two years from the later of the date hereof and the Effective Date, (ii) the termination of this Agreement, and (iii) the final disposition of all claims for indemnification asserted or made within such two-year period.

      9.    Miscellaneous.

            (a) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

            (b) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

            (c) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. Except for Parent whose address is set forth below, all communications hereunder shall be delivered to the respective parties at the addresses set forth on Part A of Schedule I hereof.

            If to Parent:           Barr Laboratories, Inc.
                                    2 Quaker Road
                                    P.O. Box 2900
                                    Pomona, NY 10970-0519
                                    Attention:  General Counsel
                                    Facsimile No.:  (845) 353-3476


            with a copy to:         Winston & Strawn
                                    200 Park Avenue
                                    New York, New York  10166
                                    Attention:  Robert W. Ericson
                                    Facsimile No.:    (212) 294-4700

      or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

            (d) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such


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      invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

            (e) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by any party of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which they would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the other party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which they may be entitled, at law or in equity.

            (f) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

            (g) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at Law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

            (h) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto; provided that, in the event of a Stockholder's death, the benefits and obligations of such Stockholder hereunder shall inure to his successors and heirs.

            (i) Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to any applicable conflicts of law.

            (j) Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any court located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Delaware.

            (k) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.


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            (l) Counterparts. This Agreement may be executed in counterparts
      (including by facsimile), each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement. This Agreement shall not be effective as to any party hereto until such time as this Agreement or a counterpart thereof has been executed and delivered by each party hereto.

      10. Termination. This Agreement shall terminate without any further action on the part of any party hereto on the first to occur of the Effective Time or the Termination Date.

                              [Signature Page Follows]


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                COMPANY STOCKHOLDERS VOTING AGREEMENT SIGNATURE PAGE

      IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by Arington and the individuals listed on Part A of Schedule I hereto and duly authorized officer of Parent and Solvay on the day and year first written above.


                              BARR LABORATORIES, INC.


                              By:  /s/ Martin Zeiger
                                   ---------------------------------------
                                   Name: Martin Zeiger
                                   Title: Senior Vice President


                              SOLVAY PHARMACEUTICALS, INC.


                              By:  /s/ Harold H. Shlevin
                                   ---------------------------------------
                                   Name: Harold H. Shlevin
                                   Title: President & CEO


                              E. THOMAS ARINGTON


                              /s/ E. Thomas Arington
                              --------------------------------------------


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SIGNATURE PAGE TO COMPANY STOCKHOLDERS VOTING
AGREEMENT FOR INDIVIDUAL STOCKHOLDERS


/s/ S. Sundararaman
-------------------------------------


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SIGNATURE PAGE TO COMPANY STOCKHOLDERS VOTING
AGREEMENT FOR INDIVIDUAL STOCKHOLDERS


/s/ Peter R. Seaver
-------------------------------------

SIGNATURE PAGE TO COMPANY STOCKHOLDERS VOTING
AGREEMENT FOR INDIVIDUAL STOCKHOLDERS


/s/ Jeffrey T. Arington
-------------------------------------

SIGNATURE PAGE TO COMPANY STOCKHOLDERS VOTING
AGREEMENT FOR INDIVIDUAL STOCKHOLDERS


/s/ Vernon A. Brunner
-------------------------------------

SIGNATURE PAGE TO COMPANY STOCKHOLDERS VOTING
AGREEMENT FOR INDIVIDUAL STOCKHOLDERS


/s/ Gerald L. Wocken
-------------------------------------

SIGNATURE PAGE TO COMPANY STOCKHOLDERS VOTING
AGREEMENT FOR INDIVIDUAL STOCKHOLDERS


/s/ George W. Baughman
-------------------------------------

SIGNATURE PAGE TO COMPANY STOCKHOLDERS VOTING
AGREEMENT FOR INDIVIDUAL STOCKHOLDERS


/s/ Richard Frankovic
-------------------------------------

                                  SCHEDULE 1


      NAME AND ADDRESS                   PART A                   PART B


Solvay Pharmaceuticals, Inc.         3,000,000                 0


E. Thomas Arington                   812,658 Direct            830,944 (exercisable)
5040 Duramed Drive                   119,025 Indirect          538,428 (not
Cincinnati, Ohio  45213                                        exercisable)


S. Sundararaman                      72,094 Direct             35,000 (exercisable)
1640 Hempstead Turnpike              125,465 Indirect          5,000 (not exercisable)
East Meadow, New York  11554


Peter R. Seaver                      9,343 Direct              35,000 (exercisable)
259 East Michigan, Suite 409                                   10,000 (not
Kalamazoo, Michigan  49007                                     exercisable)


Jeffrey T. Arington                  51,646 Direct             121,200 (exercisable)
5040 Duramed Drive                   17,798 Indirect           127,800 (not
Cincinnati, Ohio  45213                                        exercisable)


Vernon A. Brunner                    178 Direct                10,000 (not
250 East Illinois Road                                         exercisable)
Lake Forest, Illinois  60045


Gerald L. Wolken                     178 Direct                15,000 (exercisable)
11145 Jardin Place                   120,000 Indirect (By      15,000 (not
Cincinnati, OH  45241                Spouse)                   exercisable)


George W. Baughman                   41,343 Direct             40,000 (exercisable)
833 Lakeshore Drive                  16,000 Indirect (By       5,000 (not exercisable)
Columbus, Ohio  43235                Spouse)


Richard Frankovic                    3,473 Direct              17,000 (exercisable)
1650 Brandon Hall Drive                                        13,000 (not
Atlanta, Georgia  30350                                        exercisable)


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